Exhibit 5.1

November 16, 2018

Rockwell Medical, Inc.
30142 Wixom Road,
Wixom, Michigan 48393

Re:               Rockwell Medical, Inc.
Registration Statement on Form S-3 (the “Registration Statement”)

Ladies and Gentlemen:

I serve as counsel for Rockwell Medical, Inc. (the “Company”).  I have examined above-referenced Registration Statement of the Company, a Michigan corporation (the “Company”) filed in connection with the registration for offer and resale of up to: (i) 5,541,562 shares of the Company’s common stock (the “Shares”), and (ii) 2,770,781 shares of the Company’s common stock (the “Warrant Shares”) issuable upon exercise of a common stock warrant dated October 17, 2018 (the “Warrant”).

In arriving at the opinion expressed below, I have examined copies of corporate records relating to the approval of the issuance of the Shares and the Warrant Shares and other instruments or documents as we have deemed necessary or advisable to enable us to render the opinion set forth below.  In my examination, I have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions and limitations set forth herein, I am of the opinion that: (i) the Shares are validly issued, fully paid and non-assessable, and (ii) the Warrant Shares, when issued, delivered and paid for in accordance with terms of the Warrant, will be validly issued, fully paid and non-assessable.

This opinion is rendered solely with respect to the laws of the State of Michigan as they currently exist.  I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

I consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of our my and the firm’s name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof.

Very truly yours,

/s/ Michael G. Costello
Michael G. Costello,
Wilson YoungCostello, PLC